         LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES
                               AND OTHER NOMINEES
                                 EXHIBIT (a)(4)

                          DONALDSON, LUFKIN & JENRETTE
                                277 PARK AVENUE
                            NEW YORK, NEW YORK 10172
                                 (877) 864-4755
                                  (TOLL FREE)
                                 (212) 892-0314

                             OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                        AQUILA GAS PIPELINE CORPORATION
                                       AT
                          $8.00 NET PER SHARE IN CASH
                                       BY
                             AEC ACQUISITIONS, INC.
                    AN INDIRECT, WHOLLY-OWNED SUBSIDIARY OF
                             UTILICORP UNITED INC.

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    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
        CITY TIME, ON FRIDAY, MAY 7, 1999 UNLESS THE OFFER IS EXTENDED.

--------------------------------------------------------------------------------

                                                           April 9, 1999

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

    We are asking you to contact your clients for whom you hold shares of Common Stock, $.01 par value (the "Shares"), of Aquila Gas Pipeline Corporation, a Delaware corporation (the "Company"). Please bring to their attention as promptly as possible the offer being made by AEC Acquisitions, Inc., a Delaware corporation ("Purchaser"), and an indirect, wholly-owned subsidiary of UtiliCorp United Inc., a Delaware corporation ("Parent"), to purchase all outstanding Shares not owned by Parent or affiliates of Parent, at a purchase price of $8.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 9, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which together with any amendments or supplements thereto, collectively constitute the "Offer"). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Offer to Purchase.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE AT LEAST THAT NUMBER OF SHARES THAT WOULD, WHEN AGGREGATED WITH THE SHARES OWNED DIRECTLY OR INDIRECTLY BY PARENT, REPRESENT AT LEAST 90% OF ALL SHARES THEN OUTSTANDING ON A FULLY-DILUTED BASIS AS DESCRIBED IN THE OFFER TO PURCHASE (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS. SEE "THE TENDER OFFER--CERTAIN CONDITIONS OF THE OFFER" OF THE OFFER TO PURCHASE.

    THE OFFER IS NOT CONDITIONED ON THE AVAILABILITY OF FINANCING OR ON THE APPROVAL OF THE BOARD OF DIRECTORS OF THE COMPANY OR ANY COMMITTEE THEREOF.

    Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.

    Enclosed herewith for your information and for forwarding to your clients are copies of the following documents:

    1. Letter of UtiliCorp United Inc. President to Aquila Gas Pipeline Corporation Stockholders

    2.  The Offer to Purchase dated April 9, 1999.

    3. The Letter of Transmittal to be used in accepting the Offer. Facsimile copies of the Letter of Transmittal (with manual signatures) may be used to tender Shares.

    4. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if neither of the two procedures for tendering Shares set forth in the Offer to Purchase can be completed on a timely basis.

    5. A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name, with space provided for obtaining such clients' instructions with regard to the Offer.

    6. Guidelines of the Internal Revenue Service for certification of Taxpayer Identification Number on Substitute Form W-9.

    7.  A return envelope addressed to the Bank of New York.

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MAY 7, 1999, UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION DATE").

    Please note the following:

    1. The tender price is $8.00 per Share, net to the seller in cash, without interest.

    2.  The Offer is being made for all of the outstanding Shares.

    3. The Offer is conditioned upon the satisfaction of the Minimum Condition. The Offer is also subject to certain other conditions. See "The Tender Offer--Certain Conditions of the Offer" of the Offer to Purchase.

    4. The Offer is not conditioned on the availability of financing or on the approval of the Board of Directors of the Company or any committee thereof.

    5. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the transfer of Shares pursuant to the Offer.

    In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other required documents should be sent to the Depositary and (ii) Share Certificates representing the tendered Shares or a timely Book-Entry Confirmation should be delivered to the Depositary in accordance with the instructions set forth in the Offer to Purchase.

    If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents or complete the procedures for book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in the section subtitled "The Tender Offer--Procedure for Tendering Shares" in the Offer to Purchase.

    Neither Purchaser, Parent, nor any officer, director, stockholder, agent or other representative of Purchaser will pay any fees or commissions to any broker, dealer or other person (other than the Depositary, the Dealer-Manager and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in the Letter of Transmittal.
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    Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at the address and telephone number as set forth on the back cover of the Offer to Purchase.

    Requests for additional copies of the enclosed materials may be directed to the Information Agent at the address and telephone number set forth on the back cover of the Offer to Purchase.

                                  Very truly yours,

                    DONALDSON, LUFKIN & JENRETTE

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF PARENT, PURCHASER, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGER OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.